AMENDMENT TO

PARTICIPATION AGREEMENT

THIS AMENDMENT (the “Amendment”) effective July 19, 2017 by and among Putnam Variable Trust (the “Trust”), Putnam Retail Management Limited Partnership (the “Underwriter”) and Allstate Life Insurance Company of New York (the “Company”).

WHEREAS, Trust, Underwriter and the Company entered into that certain Participation Agreement dated as of May 1, 1999, as amended (the “Agreement”); and

WEHEREAS, the Trust, the Underwriter and the Company wish to amend Schedule B to the Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Trust, the Underwriter and the Company hereby acknowledge and agree as follows:

1.	Schedule B to the Participation Agreement is hereby amended to include all Putnam Variable Trust Funds as authorized funds.

2.

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the patties in accordance with their respective terms.

IN WITNESS WHEREOF, the patties have caused this Amendment to be executed by their respective officers or authorized representatives as of the day and year first above written.

PUTNAM VARIABLE TRUST		PUTNAM RETAIL MANAGEMENT LIMITED PARTNERSHIP

By:	/s/ Michael Higgins	By:	/s/

Name:	Michael Higgins	Name:

Title:	Fund Treasurer	Title:

ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ Mary Jane Fmtin

Name:	Mary Jane Fmtin

Title:	President & Chief Executive Officer

AMENDED AND RESTATED SCHEDULE B

Authorized Funds

All Putnam VT Funds Class lA and Class IB

Service Fee Payments*

Class lA Shares-None

Class IB Shares- 0.25% per annum

•	Payments made in accordance with the terms of each Funds then current Prospectus